Exhibit 1(c)

CERTIFICATE OF CONVERSION

CONVERTING

SHORT-TERM BOND MASTER TRUST
(A Delaware Statutory Trust)

TO

SHORT-TERM BOND MASTER LLC
(A Delaware Limited Liability Company)

        This Certificate of Conversion is being filed for the purpose of converting Short-Term Bond Master Trust, a Delaware statutory trust (the “Converting Entity”), to a Delaware limited liability company to be named Short-Term bond Master LLC (the “Company”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”) and Section 3821 of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Statutory Trust Act”).

        The undersigned, being duly authorized to execute and file this Certificate of Conversion, does hereby certify as follows:

        1. Name of Converting Entity. The name of the Converting Entity immediately prior to the filing of this Certificate of Conversion was “Short-Term Bond Master Trust”.

        2. Date and Jurisdiction of Formation of Converting Entity. The date on which, and the jurisdiction where, the Converting Entity was formed, which jurisdiction has not changed, are as follows:

Date	Jurisdiction
July 7, 2000	Delaware

        3. Name of Continuing Limited Liability Company. The name of the Delaware limited liability company to which the Converting Entity is being converted and the name set forth in the Certificate of formation of the Company filed in accordance with Section 18-214(b) of the Delaware LLC Act is “Short-Term Bond Master LLC”.

        4. Effective Time. This Certificate shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion as of June 15th, 2007.

By:	/s/ Alice A. Pellegrino

Name: Alice A. Pellegrino
An Authorized Person